Exhibit 99.1

KFx PROVIDES OPERATIONAL UPDATE ON FIRST UNIT TRAIN SHIPMENT

ALSO ANNOUNCES PURCHASE OF BOILER FOR BUCKSKIN PLANT AND PLANS TO PURCHASE BOILERS FOR COAL CREEK PLANT

OPERATIONAL UPDATE

DENVER, June 28, 2006 -- KFx Inc. (Amex: KFX) today reported that it now expects to ship its first unit train of K-FuelTM from its 750,000 Tons Per Year (TPY) Ft. Union plant during the second half of July. The rescheduling from the originally planned end of June shipping date was necessitated by several operating adjustments to the Ft. Union plant’s ancillary subsystems. Production is now re-accelerating to normal levels to produce a high quality K-Fuel™ product consistent with the Company’s expectations and the market demand.

“The plant is already well on its way to filling our first customer order and we look forward to announcing our first successful shipment shortly,” said CEO Mark Sexton.  “The adjustments made to the plant’s subsystems were related to the feedstock, and reflect typical issues that arise during a plant startup and we expect they will enhance performance moving forward both for this and future plants.  We are very pleased with the quality of product produced to date at Ft. Union. Because of our confidence in the product and process, we are moving forward with our planned new Buckskin and Coal Creek facilities, as evidenced by the important agreement announced today initiating the purchase of coal-fired boilers for these facilities.”

BOILER PURCHASE

While KFx ramps up production at its Ft. Union plant, the development of additional K-FuelTM facilities is gaining momentum. KFx today announced that it has purchased the first of three 700,000 pound per hour Circulating Fluidized Bed (CFB) boiler islands from Aker Kvaerner Power Inc. (AKP), with the option to purchase two more CFB’s. The fixed price for this first CFB boiler island is approximately $76 million. The capital expenditure associated with this boiler will be spread over several years. The first CFB will be located at the 4 million TPY K-FuelTM facility at the Buckskin mine with the other two slated for the 8 MM TPY K-FuelTM facility at the Arch Coal Creek mine.

The Aker Kvaerner Power CFB boilers were identified as the best option after careful technical review of a number of possible vendors. KFx conducted a design effort and test burn with AKP as part of the selection process. The 700,000 pound per hour CFB boilers were chosen for a variety of factors, including their combustion efficiency and ability to meet emissions standards. “We are very pleased with the selection by KFx to be their CFB technology provider of choice for these

KFx Inc. ï 55 Madison Street ï Suite 500 ï Denver, Colorado 80206 ï Tel: (303) 293-2992 ï Fax: (303) 293-8430

projects and to play a vital role in the KFx growth strategy,” said Walt Sanders, Aker Kvaerner Power, Inc. Vice President and General Manager, Capital Projects.

KFx Inc. will report results for the three months ended June 30, 2006 on Wednesday, August 2nd, 2006 after the market closes. The Company will also publish the release on its website at www.kfx.com. In addition, the Company will conduct a conference call with investors, analysts and other interested parties on Thursday, August 3rd, 2006, at 9:30 a.m., Mountain Daylight Time to discuss details regarding the company’s performance for the quarter and other forward-looking information.

About KFx
KFx Inc. offers combined energy, environmental and economic solutions to coal-fired power generating facilities and industrial coal users in the United States and internationally. Our proprietary K-FuelTM process uses heat and pressure to physically and chemically transform high moisture, low-Btu coals, such as subbituminous coal and lignite, into a more energy efficient, lower-emission fuel. A co-benefit of the K-FuelTM process is the removal of significant amounts of impurities, including mercury, and the reduction of emissions of sulfur dioxide and nitrogen oxide.

Please visit www.kfx.com for more information.

Forward Looking Statements
Statements in this news release that relate to future plans or projected results of KFx are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. Our actual results may vary materially from those described in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in our Annual Report on Form 10-K, or in any of our other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.

Contact:    KFx Inc., Denver, CO
                Analyst Contact:
                Karli Anderson, Director of Investor Relations
                303-293-2992

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